Filed pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT dated July 23, 2003
(to Prospectus dated October 31, 2001)                                                                                                              Registration number 333-71876

J.P. MORGAN CHASE & CO.

Debt Securities
Preferred Stock
Depositary Shares
Warrants

This Prospectus Supplement supplements our Prospectus dated October 31, 2001 relating to our debt securities, preferred stock, depositary shares and warrants (the “Prospectus”)

ADDITIONAL COMPANY SENIOR SECURITIES

The following is added to the section of the Prospectus entitled “Company Debt Securities — Company Senior Securities” following the summary terms of the “5 5/8% Senior Notes Due 2006” to reflect the issuance of the Company Senior Securities described below following the date of the Prospectus:

5.35% Notes due 2007

Initial principal amount of series (subject to increase):	$1,500,000,000
Maturity date:	March 1, 2007
Interest payment dates:	March 1 and September 1
Record dates:	February 15 and August 15
Initial Issuance date:	March 6, 2002

5.25% Notes due 2007

Initial principal amount of series (subject to increase):	$2,000,000,000
Maturity date:	May 30, 2007
Interest payment dates:	May 30 and November 30
Record dates:	May 15 and November 15
Initial Issuance date:	May 30, 2002

4.00% Notes due 2008

Initial principal amount of series (subject to increase):	$1,000,000,000
Maturity date:	February 1, 2008
Interest payment dates:	February 1 and August 1
Record dates:	January 15 and July 15
Initial Issuance date:	January 30, 2003

3.625% Notes due 2008

Initial principal amount of series (subject to increase): Additional principal amount of series issued July 23, 2003:	$500,000,000 $300,000,000
Aggregate principal amount of series (subject to increase):	$800,000,000
Maturity date:	May 1, 2008
Interest payment dates:	May 1 and November 1
Record dates:	April 15 and October 15
Initial Issuance date:	April 24, 2003

The following is added to the section of the Prospectus entitled “Company Debt Securities — Company Senior Securities” following the summary terms of the Company’s outstanding Senior Medium-Term Notes, Series C to reflect the issuance, following the date of the Prospectus, of the Company Senior Securities described below:

Additional Senior Medium-Term Notes, Series C

     We have issued $8,627,940,000 aggregate principal amount of our Senior Medium-Term Notes, Series C (the “Series C Notes”) since the date of the Prospectus. In the table below we specify the following terms of those Series C Notes:

     •     Issuance date;

     •     Principal amount;

     •     Maturity date; and

     •     Interest rate and redemption dates, if any.

     The interest rate bases or formulas applicable to Series C Notes that bear interest at floating rates are indicated in the table below. The Series C Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, Series C Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

			Interest Rate/
Issuance Date	Principal Amount	Maturity Date	Redemption Date

February 5, 2002	$441,000,000	February 5, 2004	LIBOR Telerate reset quarterly + .115%

February 5, 2002	$385,000,000	February 5, 2004	LIBOR Telerate reset monthly + .135%

February 28, 2002	$17,390,000	February 28, 2005	6.00% until February 28, 2003; 7.50% minus one-year LIBOR Telerate from February 28, 2003 until February 28, 2004, and 8.50% minus one-year LIBOR Telerate from February 28, 2004 until maturity. Redeemable annually on February 28.

March 22, 2002	$141,500,000	September 22, 2004	LIBOR Telerate reset quarterly + .16%

March 28, 2002	$9,000,000	September 28, 2006	7.50% multiplied by the number of days within an interest period that 3 month LIBOR is greater than 0% but less than or equal to 6.00% over the total number of days in the applicable interest period. Redeemable on March 28, 2004 and on each interest payment date thereafter.

			Interest Rate/
Issuance Date	Principal Amount	Maturity Date	Redemption Date

May 24, 2002	$814,050,000	May 20, 2004	LIBOR Telerate reset quarterly + .17%

May 24, 2002	$372,000,000	May 20, 2005	LIBOR Telerate reset quarterly + .27%

May 24, 2002	$200,000,000	November 24, 2003	LIBOR Telerate reset quarterly + .10%

June 4, 2002	$90,000,000	June 4, 2004	LIBOR Telerate reset quarterly + .17%

June 13, 2002	$42,000,000	May 20, 2005	LIBOR Telerate reset quarterly + .27% (reopening of May 24, 2002 issue)

June 13, 2002	$91,000,000	June 11, 2004	LIBOR Telerate reset quarterly + .17%

June 25, 2002	$1,000,000,000	December 29, 2003	LIBOR Telerate reset quarterly + .10%

June 28, 2002	$50,000,000	June 28, 2004	3.43%

November 20, 2002	$135,000,000	November 30, 2007	4.471%, Redeemable at any time at a redemption price equal to the greater of 100% of principal amount and the sum of the present values of the remaining payments of principal and interest discounted to the redemption date at the applicable Treasury rate plus 20 basis points, plus, in either case, accrued and unpaid interest.

February 25, 2003	$2,040,000,000	February 24, 2005	LIBOR Telerate reset quarterly + .25%

March 7, 2003	$2,800,000,000	March 7, 2005	LIBOR Telerate reset quarterly + .25%

ADDITIONAL COMPANY SUBORDINATED SECURITIES

The following is added to the section of the Prospectus entitled “Company Debt Securities — Company Subordinated Securities” following the summary terms of the “6.75% Subordinated Notes due 2011” to reflect the issuance of the Company Subordinated Securities described below following the date of the Prospectus:

6.625% Subordinated Notes due 2012

Initial principal amount of series (subject to increase):	$1,000,000,000
Maturity date:	March 15, 2012
Interest payment dates:	March 15 and September 15
Record dates:	March 1 and September 1
Initial Issuance date:	March 13, 2002

5.75% Subordinated Notes due 2013

Initial principal amount of series (subject to increase):	$1,000,000,000
Additional principal amount of series issued January 30, 2003:	$750,000,000
Aggregate principal amount of series (subject to increase):	$1,750,000,000
Maturity date:	January 2, 2013
Interest payment dates:	January 2 and July 2
Record dates:	December 15 and June 15
Initial Issuance date:	November 25, 2002

5.25% Subordinated Notes due 2015

Initial principal amount of series (subject to increase):	$750,000,000
Maturity date:	May 1, 2015
Interest payment dates:	May 1 and November 1
Record dates:	April 15 and October 15
Initial Issuance date:	April 24, 2003

The following is added to the section of the Prospectus entitled “Company Debt Securities — Company Subordinated Securities” following the summary terms of the Company’s outstanding Subordinated Medium-Term Notes, Series A to reflect the issuance, following the date of the Prospectus, of the Company Subordinated Securities described below:

Additional Subordinated Medium-Term Notes, Series A

     We have issued $25,000,000 aggregate principal amount of our Subordinated Medium-Term Notes, Series A (the “Series A Notes”) since the date of the Prospectus. In the table below we specify the following terms of those Series A Notes:

     •     Issuance date;

     •     Principal amount;

     •     Maturity date; and

     •     Interest rate and redemption dates, if any.

     The interest rate bases or formulas applicable to Series A Notes that bear interest at floating rates are indicated in the table below. The Series A Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, Series A Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

			Interest Rate/
Issuance Date	Principal Amount	Maturity Date	Redemption Date

November 28, 2001	$25,000,000	November 28, 2016	6.250%; redeemable commencing November 29, 2004 and on any interest payment date thereafter with 40 calendar days notice.